Exhibit 99.1

Itron Announces Chief Financial Officer Transition

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--April 24, 2014--Itron, Inc. (NASDAQ:ITRI) announced today that Steven M. Helmbrecht, the company’s executive vice president (EVP) and chief financial officer (CFO), will be departing effective December 31, 2014. The company will conduct a search for external candidates to fill the position. In the interim, Mr. Helmbrecht will continue as EVP and CFO of the company.

“Steve has provided Itron with strong leadership for more than 12 years. During his tenure as CFO, he has built a highly-skilled global finance team and strengthened controls and processes required to meet the needs of the company,” said Philip Mezey, Itron’s president and chief executive officer. “The Board and I would like to thank Steve for all of his contributions and for his willingness to remain in his role through the end of the year in order to facilitate a smooth transition. We wish him the best in his future endeavors.”

“As Itron continues its evolution,” continued Mezey, “we look to build on Steve’s success and rapidly accelerate our next phase of growth.”

Helmbrecht joined Itron in 2002 as vice president and general manager of international operations. He served as senior vice president and chief financial officer since 2005 and as executive vice president and chief financial officer since March 2013. His contributions include extensive capital markets activities, driving financing transactions and integration activities for more than $2 billion of acquisitions and delivering added financial transparency for the company’s business segments. He has also led the company’s global business services and enterprise resource planning system initiatives to streamline administrative processes and reduce expenses.

“Itron has an incredibly rich history of providing innovative technology solutions for customers in the utility industry, and I have enjoyed being a part of Itron for so many years of significant growth and transformation,” said Steven Helmbrecht. “I am fully committed to continuing the important work underway at Itron through my departure date and to supporting Philip and the entire team for Itron’s continued success.”

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

CONTACT:
Itron, Inc.
Sharelynn Moore, 509-891-3524
Vice President, Corporate Marketing and Public Affairs
or
Barbara Doyle, 509-891-3443
Vice President, Investor Relations